Exhibit 1.7

Washington Real Estate Investment Trust
AMENDMENT TO EQUITY DISTRIBUTION AGREEMENT
February 17, 2021
Ladies and Gentlemen:
Reference is hereby made to the Equity Distribution Agreement, dated May 4, 2018 (the “Equity Distribution Agreement”) between Washington Real Estate Investment Trust, a Maryland real estate investment trust (the “Company”) and KeyBanc Capital Markets Inc. (the “Agent”), pursuant to which the Company agreed to sell from time to time through the Agent, acting as agent and/or principal, up to an aggregate of $250,000,000 of common shares of beneficial interest of the Company, par value $0.01 per share. Capitalized terms used in this Amendment to Equity Distribution Agreement (this “Amendment”) and not defined have the respective meanings set forth in the Equity Distribution Agreement. The Agent and the Company agree as follows:
A. Amendments to Equity Distribution Agreement. The Equity Distribution Agreement is amended as follows:
1.The first sentence of the first paragraph of Section 1 of the Equity Distribution Agreement is hereby deleted and replaced with the following:
“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through KeyBanc acting as agent and/or principal, Common Shares of Beneficial Interest, par value $0.01 per share (the “Common Stock”), having an aggregate sale price of up to $550,000,000 (such Common Shares, the “Securities”, and such maximum amount, the “Maximum Amount”).”
2.The second paragraph of Section 1 of the Equity Distribution Agreement is hereby deleted and replaced with the following:
“The Company has also entered into (i) separate equity distribution agreements with respect to the Securities, dated as of May 4, 2018, each amended by an amendment to the equity distribution agreements, dated as of February 17, 2021 (collectively, the “2018 Alternative Equity Distribution Agreements”), with Wells Fargo Securities, LLC, BNY Mellon Capital Markets, LLC, Capital One Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, and Truist Securities, Inc. (f/k/a SunTrust Robinson Humphrey, Inc.) (collectively, the “2018 Alternative Placement Agents”) and (ii) an equity distribution agreement with respect to the Securities, dated as of February 17, 2021 (together with the 2018 Alternative Equity Distribution Agreements, the “Alternative Equity Distribution Agreements,” and each, an “Alternative Equity Distribution Agreement”), with BTIG, LLC (together with the 2018 Alternative Placement Agents, the “Alternative Placement Agents,” and each, an “Alternative Placement Agent,” and, together with KeyBanc, the “Agents”). The aggregate offering price of the Securities that may be sold pursuant to this Agreement and the Alternative Equity Distribution Agreements collectively shall not exceed the Maximum Amount.”
3.The first sentence of the third paragraph of Section 1 of the Equity Distribution Agreement is hereby deleted and replaced with the following:
“The Company has filed, in accordance with the provisions of the Securities Act, with the Commission a registration statement on Form S-3 (File No. 333-253164), including a base prospectus, relating to certain securities, including the Securities to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Exchange Act.”

B.   Prospectus Supplement.  The Company agrees to file a prospectus supplement pursuant to Rule 424(b) under the Securities Act reflecting this Amendment on the date hereof.
C.   No Other Amendments.  Except as set forth in Part A above, all the terms and provisions of the Equity Distribution Agreement shall continue in full force and effect.

D.   Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The word “executed” and words of like import in this Amendment shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign).

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the parties hereto.

Very truly yours,
WASHINGTON REAL ESTATE INVESTMENT TRUST

By: /s/ Stephen E. Riffee
Name: Stephen E. Riffee
Title: Executive Vice President and Chief Financial Officer

CONFIRMED AND ACCEPTED, as of the date first above written:
KEYBANC CAPITAL MARKETS INC.

By: /s/ Michael C. Jones
Name: Michael C. Jones
Title: Director, Equity Capital Markets